UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM SD

Specialized Disclosure Report

GT ADVANCED TECHNOLOGIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	001-34133 (Commission File Number)	03-0606749 (IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including Zip Code)

Hoil Kim

Vice President, Chief Administrative Officer, General Counsel and Secretary

(603) 883-5200
(Name and Telephone Number, Including Area Code, Of The Person to Contact In Connection With This Report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒                    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1 — Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflicts Minerals Disclosure

This Form SD of GT Advanced Technologies Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities and Exchange Act of 1934 for the reporting period January 1, 2013 to December 31, 2013.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.02 hereto and is publicly available at: www.gtat.com under “Investor Relations - Corporate Governance”.

Item 1.02 Exhibits

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.02 hereto.

Section 2 — Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this report:

Exhibit 1.02 — Conflict Minerals Report as required by Item 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ Hoil Kim
Date: June 2, 2014	By:	Hoil Kim
	Its:	Vice President, Chief Administrative Officer,
General Counsel and Secretary